January 23, 2006

Terrell Herring

Re:	Amendment to Employment Agreement

Dear Terrell:

This letter confirms our agreement and shall serve to amend the April 8, 2002 Employment Agreement between you and the Company in accordance with the following:

a.	Fringe Benefits

A sentence shall be added at the end of Paragraph 3 (b) to read as follows:

In addition to the benefits described above, the Company shall provide life insurance to the Executive in a minimum amount of $1,000,000.

b.	Bonus

Paragraph 3 (c) shall be amended to read as follows:

The Executive shall be eligible for a bonus in each calendar year, based on the Executive’s success in reaching or exceeding performance objectives as determined by the Chief Executive Officer or his/her designee, the amount of such bonus, if any, to be determined in the discretion of the Company. Notwithstanding the foregoing, if the Executive remains employed by the Company through the bonus payout date, the Executive shall be entitled to a bonus range of 0 - 100% (50% target) of the Executive’s then current base salary, with the amount of such bonus, if any, remaining subject to the discretion of the Company.

If the Executive remains employed through December 31, 2006, the Executive will be guaranteed a minimum bonus payout of $100,000.

c. Additional Pay

Paragraph 3 (g) shall be amended to read as follows:

If there is a Change in Control (as defined in paragraph 5(f) herein), and the Executive is employed by the Company upon the Change in Control, and, in the sole judgment and discretion of the Company, the Executive has satisfactorily performed all assigned duties, including using his best efforts to facilitate a Change in Control, the Company shall award the Executive up to eighteen (18) months base pay, minus such deductions as may be required by law or reasonably requested by the Executive. The payment provided for in this paragraph 3(g) shall be payable in two equal installments, the first installment of nine (9) months shall be paid to the Executive within thirty (30) days following the Change in Control, and the second installment of nine (9) months shall be paid to the Executive on the earlier of (i) the six (6) month anniversary of the Change in Control or (ii) upon the termination Without Cause of the Executive’s employment by the Company; provided however, that no second installment payment shall be made hereunder if the Executive’s employment with the surviving or resulting entity is terminated for any reason or than by the Company Without Cause. If the Executive’s employment hereunder is terminated Without Cause within the two months immediately preceding the Change in Control, the Executive shall be entitled to eighteen (18) months base pay pursuant to this paragraph 3(g), minus such deductions as may be required by law or reasonably requested by the Executive, and any payment to which the Executive may be entitled pursuant to paragraph 6 (c) of this Agreement; provided however, that no payment shall be made hereunder if the Executive’s employment is terminated for any reason other than Without Cause or if, in the sole judgment and discretion of the Company, The Executive fails to satisfactorily perform all assigned duties, including using his best efforts to facilitate a Change in Control. The Executive acknowledges that the payments provided for in this paragraph 3(g) are in lieu of (and not in addition to) any other payments or benefits to which the Executive might otherwise be entitled due to a change in control, including but not limited to, any stay bonuses, severance payments or termination benefits of any kind offered to employees in connection with a change in control, whether pursuant to a plan, arrangement, policy or otherwise; provided however, that nothing herein shall effect the Executive’s right to payment pursuant to paragraph 6 (c ) of this agreement.

d.  Termination Without Cause or for Good Reason

Paragraph 6 (c) shall be amended to read as follows:

If the Executive's employment hereunder is terminated by the Company Without Cause pursuant to Section 5(a)(iv) above or For Good Reason pursuant to Section 5 (a)(v) the Company shall award the Executive severance benefits, subject to the terms and conditions of this Agreement and of The Ventiv Health, Inc. Severance Benefit Plan, if applicable. A lump sum payment of fifty two (52) weeks of the Executive’s base pay, minus such deductions as may be required by law or reasonably requested by the Executive to be paid out immediately. If Executive has not secured a new position with a competitive company in the Pharma Services arena, the Executive will receive an additional twenty six (26) weeks of Executive’s base pay; paid bi-weekly, minus such deductions as may be required by law or reasonably requested by the Executive. In order to be eligible to receive any Severance Payment pursuant to this paragraph 6, the Executive must sign, prior to receiving such Severance Payment, a valid release and waiver of all claims against the Company relating to the executive’s employment or the termination thereof, in a format to be determined by the Company. No payment shall be made hereunder until at least eight (8) days following the execution and delivery by the Executive of the valid release and waiver.

e.  Continuing Effectiveness of Employment Agreement

Except as modified herein, the Employment Agreement dated April 8, 2002, shall remain in full force and effect in accordance with their respective terms.

f.	Notice of Resignation

The Executive shall give the Company three (3) months notice prior to any resignation with the exception of resignation for Good Reason as defined in paragraph 5(e).

If the foregoing is satisfactory, please so indicate by signing and returning to me the enclosed copy of this Letter Agreement whereupon this will constitute the agreement of the parties with respect to the subject matter referenced herein.

Very truly yours,

VENTIV HEALTH, INC.

By:__/s/ Eran Broshy________________________
Eran Broshy
CEO

Accepted and agreed to by:_/s/ Terrell Herring_____________________  Dated:______________             Terrell Herring